Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement of our report dated February 27, 2024, relating to the consolidated financial statements of Pulmonx Corporation (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ BDO USA, P.C.

San Francisco, California

March 15, 2024